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EXHIBIT 3.40

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

HUNTSMAN INTERNATIONAL CORPORATION

        In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act ("URBCA"), Huntsman International Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

          1.     The name of the Corporation is Huntsman International Corporation.

          2.     Article I of the Articles of Incorporation of the Corporation (the "Articles") has been amended (the "Amendment") to delete Article I of the Articles in its entirety and to substitute the following provision:

Article I.

        The name of the corporation is Huntsman International Chemicals Corporation.

          3.     The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

          4.     The Amendment was adopted as of February 14, 2001 in accordance with the provisions of the URBCA.

          5.     The Amendment was approved by the sole shareholder of the Corporation (the "Shareholder"). The designation, number of outstanding shares, number of votes entitled to be cast by each voting group, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amendment were as follows:

Designation	Outstanding Shares	Votes entitled to be Cast	Votes Represented	Votes For	Vote Against
Common Stock	2,000	1,000	2,000	2,000	0

The number of votes cast for the Amendment was sufficient for approval:

          6.     Pursuant to Section 16-10a-123 of the URBCA, these Articles of Amendment shall be effective immediately upon filing.

        IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation on February 15, 2001.

Huntsman International Corporation, a Utah corporation
/s/ J. KIMO ESPLIN
By:	J. Kimo Esplin
Its:	Vice President

MAILING ADDRESS

        If, upon completion of filing of the above Articles of Amendment, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Amendment to Huntsman International Corporation by mail, the address to which the copy should be mailed is:

Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF HUNTSMAN INTERNATIONAL CORPORATION
Article I.
MAILING ADDRESS